FIRST BANCORP ANNOUNCES PROGRESS ON BALANCE SHEET DE-RISKING

SAN JUAN, Puerto Rico – May 26, 2015 – First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), announced that the Bank has entered into a definitive agreement to sell a portfolio comprised of mostly non-performing and classified commercial loans and real estate owned totaling $199.8 million of unpaid principal balance, or $150.1 million of book value, for $87.6 million in cash or 43.8% of the unpaid principal balance of the assets. This transaction is expected to close in early June 2015.

This transaction will result in a pretax loss, net of reserves, of approximately $47.2 million. At the completion of the transaction, FirstBank will reduce its classified assets and nonperforming assets by approximately $149.1 million and $94.7 million, respectively. The resulting March 31, 2015 pro form non-performing asset to total asset ratio will decline from 5.74% to 5.02%.

“This transaction accelerates improvement in our risk profile and will contribute to future reductions in our expense base. We view this as a positive step as we continue addressing credit quality in a challenged economic environment.” said First BanCorp. President and CEO Aurelio Alemán-Bermudez.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; and First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at .

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Contact First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com